Exhibit 99.1

SofTech Completes Sale of its CADRA Product Line

LOWELL, Mass. – October 23, 2013 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced that it has completed the previously announced sale of substantially all of the assets of its CADRA product line pursuant to an Asset Purchase Agreement dated August 30, 2013. The transaction included all intellectual property related to the CADRA technology but specifically excluded cash, billed accounts receivable and liabilities other than the deferred maintenance liability associated with CADRA customer maintenance contracts for support services (the “CADRA Sale”).

The aggregate consideration for the CADRA Sale is up to $3.95 million, which is comprised of (i) $3.2 million, $2.88 million of which was paid on the closing date and $320 thousand (representing a 10% holdback) of which will be paid on the one year anniversary of the closing date (subject to any indemnification claims), and (ii) earn-out payments of up to an aggregate $750 thousand over the three-year period subsequent to the closing date, based on 10% of the net revenue generated by the CADRA business, subject to the terms of the Earn-Out Agreement dated August 30, 2013.

In addition, SofTech entered into an agreement on October 17, 2013 with Prides Crossing Capital L.P. and Prides Crossing Capital – A, L.P., its lenders (the “Lenders”). In exchange for consenting to the CADRA Sale and releasing its security interest in the CADRA assets, $1.35 million of the CADRA Sale proceeds will be held in escrow for 30 days by the Lenders while the parties negotiate an amendment to the existing $2.7 million loan agreement (“Loan Agreement”). SofTech exceeded the maximum ratio of debt to earnings before interest, taxes, depreciation and amortization expense for the trailing twelve months ended August 31, 2013, an event of default under the Loan Agreement. The Lenders agreed to a limited conditional waiver of the aforementioned event of default while the parties negotiate an amendment to the Loan Agreement. In the event whereby such an agreement cannot be reached, the Lenders may require full repayment of the outstanding debt.

“For the first time since 1998, the Company’s cash position exceeds its outstanding bank debt,” said Joe Mullaney, SofTech’s CEO. “Our significantly improved financial position will allow us to pursue additional initiatives to increase shareholder value. The proxy statement filed with the SEC seeking shareholder approval for the CADRA Sale details these initiatives and we are very excited about our prospects for profitable revenue growth in the future,” he added.

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

SofTech and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2014 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others,  (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lenders; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; (9) secure new business, both from existing and new customers; and (10) the success of future initiatives in increasing shareholder value.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2013.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700